Exhibit 23.2

Consent of Sue Bird

The undersigned hereby consents to (i) the use of references to, and the information that the undersigned is responsible for and derived from, the technical report entitled “Whistler Gold-Copper Project, S-K 1300 Technical Report Summary and Initial Assessment with Economic Analysis, Alaska, United States of America” with a date of issue of March 19, 2026, and an effective date of March 2, 2026; and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Annual Report on Form 10-K being filed by U.S. GoldMining Inc. (the “Company”) with the United States Securities and Exchange Commission, and any amendments thereto.

The undersigned hereby also consents to the incorporation by reference in the Company’s Registration Statements on Form S-3 (Registration No. 333-279435) and Form S-8 (Registration No. 333-282980) of the reference to the undersigned and the above-mentioned information that they are responsible for and contained in the Annual Report and exhibits thereto.

Executed by Sue Bird, P. Eng. in her individual capacity:

By:	/s/ Sue Bird
Name:	Sue Bird, P. Eng.
Date:	March 20, 2026